Prestige Brands Holdings, Inc. Reports Third Quarter Fiscal 2006 Results
Net Revenues Increase By 9% Over Comparable Period

Chore Boy and Dental Concepts acquisitions integrated

Irvington, NY, February 6, 2006—Prestige Brands Holdings, Inc. (PBH-NYSE), a consumer products company with a diversified portfolio of well-recognized brand names, today announced results for the third fiscal quarter and nine months ended December 31, 2005.

December Quarter Results

Net revenues for the third quarter ended December 31, 2005 were $79.9 million, or 9% ahead of last year’s comparable period net revenues of $73.0 million. The current December quarter results include two months of sales of Chore Boy® brand household scrubbers and approximately six weeks of sales of the Dental Concepts products, including The Doctor’s® Night Guard and The Doctor’s® BrushPicks, all of which were acquired in the fall of 2005. Excluding the effects of these acquisitions, net revenues for the quarter would have increased by $2.8 million, or 4%.

Operating income for the third quarter ended December 31, 2005 was $24.8 million or 6% below the third quarter of fiscal 2005. The decline in operating income period to period, despite the increase in revenues, resulted primarily from increases in advertising and promotion spending behind major brands, legal and accounting expenses related to the restatement of historical results and related internal investigation and fuel-related increases in cost of sales.

Net income for the quarter was $9.3 million or $0.19 per basic and diluted share, an increase of $0.2 million over net income of $9.1 million for the comparable prior year period, in part due to a decrease in interest expense of $2.4 million compared to the prior period.

Year-to-Date Results

For the nine months ended December 31, 2005, net revenues were $216.7 million which represents a 2% increase over the comparable period in the prior year. Excluding the impact of acquisitions (Little Remedies in the first six months of the fiscal year, Chore Boy and Dental Concepts in the third quarter), revenues declined 2%. For the same period, operating income increased 5% with improved gross margins more than offsetting higher advertising and promotion expenses.

Nine-month net income for the period ended December 31, 2005 was $22.6 million, which represents a 90% increase over prior year net income of $11.9 million primarily due to a decrease in interest expense of $6.9 million and a decrease in the loss on extinguishment of debt of $7.6 million compared to the prior period. Earnings per share for the nine-month period were $0.46 (basic) and $0.45 (fully diluted).

Free Cash Flow

Free cash flow is a “non GAAP financial measure” as that term is defined by the Securities and Exchange Commission in Regulation G. We view “free cash flow” as an important measure because it is an indicator of cash available for debt repayment and to fund acquisitions. We define “free cash flow” as operating cash flow less capital expenditures.

The Company’s free cash flow for the three months ended December 31, 2005 was $11.1 million with operating cash flows of $11.3 million less capital expenditures of $0.2 million. For the nine-month fiscal year-to-date period, free cash flow was $35.4 million with operating cash flows of $35.8 million less capital expenditures of $0.4 million. The Company’s free cash flow is higher than reported net income as a result of the amortization of intangibles, changes in the components of working capital, certain tax benefits and relatively low capital expenditures.

Results by Segment

The Company conducts operations through three principal business segments: Over-the-Counter Drug, Household Products and Personal Care.

Over-the-Counter Products

Net revenues of over-the-counter products for the third quarter ending December 31, 2005 were $42.1 million, which was $1.1 million or 3% greater than last year’s third quarter net revenues of $41.0 million. In mid-November, the Company completed the acquisition of Dental Concepts LLC and its line of therapeutic Over-the-Counter dental products. The integration of this business into the Company’s infrastructure is now nearly complete, and the quarter’s results include approximately 6 weeks of revenue from this acquisition. Excluding sales of Dental Concepts, net revenues for this segment decreased by 2%. Of our remaining brands with meaningful changes during the quarter, the Little Remedies and Dermoplast brands experienced sales increases while the Clear Eyes, Chloraseptic and Compound W brands experienced declines.

Household Products

Net revenues for household products were $30.8 million in the third fiscal quarter, an increase of $6.3 million or 26% from last year’s third quarter revenues of $24.5 million. At the end of October, the Company completed the acquisition of the Chore Boy line of household scrubbing devices. This business is now fully integrated into the Prestige operating system and it contributed two months of revenue during the quarter. The household products sales increase, excluding the Chore Boy contribution, was 17% for the quarter. Both Comet and Spic and Span contributed to the sales growth in the quarter.

Personal Care Products

The smallest segment of the Company’s business registered net revenues of $7.0 million, a $0.6 million decline over last year’s third quarter net revenues of $7.6 million.

Conference Call

The Company will host a conference call to review its third quarter fiscal 2006 results on Tuesday, February 7, 2006 at 8:30 am (EST). The toll free dial in number for the call is 1-800-573-4842. International callers may dial 617-224-4327. The conference password is “Prestige”. We will have a live internet web cast of the call, as well as an archived replay, which can be accessed from the investor relations page of www.prestigebrandsinc.com.

Forward Looking Statements

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. There are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: 1. the ability to achieve business plans; 2. successfully executing, managing and integrating key acquisitions; 3. the ability to manage and maintain key customer relationships; 4. the ability to maintain key manufacturing and supply sources; 5. the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters; 6. the ability to successfully manage increases in the prices of raw materials used to make the Company’s products; 7. the ability to stay close to consumers in an era of increased media fragmentation; and 8. the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission.

About Prestige Brands Holdings

Located in Irvington, New York, Prestige Brands Holdings is a marketer and distributor of brand name over-the-counter drug, personal care and household cleaning products sold throughout the U.S. and Canada. Key brands include Compound W® wart remover, Chloraseptic® sore throat treatment, New Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over the counter products, Cutex® nail polish remover, Comet® and Spic and Span® household cleaners and other well-known brands.

PRESTIGE BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31		Nine months ended December 31
(In thousands, except per share data)	2005	2004	2005	2004
Revenues
Net sales	$79,829	$73,018	$216,577	$211,630
Other revenues	27	25	77	126
Net revenues	79,856	73,043	216,654	211,756

Cost of Sales
Costs of sales	38,726	33,241	103,224	104,320
Gross profit	41,130	39,802	113,430	107,436

Operating Expenses
Advertising and promotion	7,385	5,168	26,307	24,402
General and administrative	6,159	5,690	15,182	15,113
Depreciation	520	457	1,495	1,395
Amortization of intangible assets	2,314	2,148	6,610	5,753
Total operating expenses	16,378	13,463	49,594	46,663

Operating income	24,752	26,339	63,836	60,773

Other income (expense)
Interest income	144	48	451	135
Interest expense	(9,670)	(12,042)	(27,158)	(34,012)
Loss on extinguishment of debt	--	--	--	(7,567)
Total other income (expense)	(9,526)	(11,994)	(26,707)	(41,444)

Income before provision for income taxes	15,226	14,345	37,129	19,329

Provision for income taxes	5,881	5,218	14,481	7,392
Net income	9,345	9,127	22,648	11,937

Cumulative preferred dividends on Senior Preferred and Class B Preferred Units	--	(3,895)	--	(11,341)

Net income available to members and common shareholders	$9,345	$5,232	$22,648	$596

Basic earnings per share	$0.19	$0.21	$0.46	$0.02
Diluted earnings per share	$0.19	$0.20	$0.45	$0.02

Weighted average shares outstanding: Basic	48,929	24,725	48,874	24,617
Diluted	50,010	26,613	50,007	26,543

PRESTIGE BRANDS HOLDINGS, INC.
FREE CASH FLOW

A reconciliation of net income to free cash flow for the three and nine month period ended December 31, 2005 is as follows:

(In thousands)	Three months ended December 31, 2005	Nine months ended December 31, 2005

Net income	$9,345	$22,648

Depreciation, amortization and other non-cash charges	3,545	10,062

Deferred income taxes	3,582	11,543

Working capital changes	(5,166)	(8,417)

Cash flow from operations	11,306	35,836

Capital expenditures - equipment	(155)	(452)

Free cash flow	$11,151	$35,384